80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

CONTACT:  MEDAIRE

JILL DRAKE

480-333-3700

TELEHEALTH STRATEGIES

CYNTHIA BARRIGAN

                         703-802-4878

FOR IMMEDIATE RELEASE

ANDREWS AIR FORCE BASE 89TH AIRLIFT WING TO RECEIVE IN-FLIGHT EMERGENCY MEDICAL TRAINING BY
MEDAIRE INC

FLIGHT ATTENDANTS TO LEARN HOW TO MANAGE IN-FLIGHT MEDICAL EMERGENCIES, ADMINISTER CPR AND USE
A DEFIBRILLATOR

TEMPE, AZ, Aug. 10, 2006 — TeleHealth Strategies LLC, a healthcare consulting firm, has been awarded the U.S. Air Force contract to provide mission critical emergency medical training to flight attendants of the 89th Airlift Wing, located at Andrews Air Force Base in Maryland. Flight attendants will receive training on how to administer CPR, use an automated external defibrillator (AED) and best manage in-flight medical emergencies. The training will be performed by TeleHealth’s vendor, Tempe, Ariz.-based MedAire Inc., one of the largest providers of American Heart Association training completion certificates in the southwest.

The 89th Airlift Wing is responsible for the safe transport of key U.S. leaders, heads of state, and other high ranking political and military officials both domestically and internationally. Approximately 70 flight attendants will receive specialized medical training under this one year contract. The initial and recurrent courses will be a customized version of MedAire’s “Management of In-flight Illness and Injury” training which is currently used to train the crew of its commercial and business aviation clients. TeleHealth Strategies will manage the training program and oversee its design and implementation in accordance with the special needs of the Air Force.

“This medical training program will incorporate many of the lessons learned from our research regarding the important knowledge and skills flight attendants need in order to best care for fellow crew members and passengers who may experience a health problem while onboard an Air Force aircraft,” said TeleHealth Strategies founder and president, Cynthia Barrigan.

Over the past three years, TeleHealth Strategies LLC and MedAire have teamed up to conduct medical research programs with the U.S.Army and Air Force. In 2004, Congressional funding was provided to conduct a 12-month research and development program in support of the Air Force, titled the MedLink Global Response Initiative (MGRI). The Air Force Surgeon General’s office established this study to design, implement, test and evaluate the application of civilian best practices and medical capabilities in a military aviation setting. The 89th Airlift Wing and 201st Airlift Squadron at Andrews Air Force Base were chosen for the pilot project.

“Our multi-year relationship with TeleHealth Strategies has been mutually beneficial for the U.S. military, TeleHealth Strategies and MedAire,” said James A. Williams, MedAire chief executive officer. “Our unique position as a leading provider of products, services, and training allows us to provide our clients with cutting-edge support, ensuring safer in-transit travel when medical help is unavailable.”

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About TeleHealth Strategies LLC

TeleHealth Strategies LLC is a Virginia-based, woman and veteran-owned small business innovating remote health systems since 2001. Company founder and president Cynthia Barrigan is a registered nurse with a Master’s in Public Health, with 15 years experience in clinical care, informatics and medical research in both the public and private sector. As a former Active Duty Army Nurse Corps Officer, she served five years at Walter Reed Army Medical Center, specializing in critical care and emergency medicine. Subsequently, she worked on Capitol Hill as a legislative assistant covering health care issues. For the past eight years, she has provided a range of consulting and project management services focused on the design and integration of remote health system capabilities for the U.S. Army and U.S. Air Force Medical Commands and private sector clients.

About MedAire Inc.

Since 1985, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries.  The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes:

•	24/7/365 direct telephonic access to board-certified physicians (Expertise segment);

•	Medical education and information (Education segment); and

•	Medical kits and advanced life saving resources (Equipment segment).

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